Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265 | roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Announces the Appointment of Michael Stayer-Suprick to its Board of Directors

MANITOWOC, WI, July 22, 2024 – Mike Molepske, Chief Executive Officer and Chairman of the Board at Bank First (NASDAQ: BFC) announces Michael Stayer-Suprick was elected to the Board of Directors of Bank First and Bank First Corporation, effective July 16, 2024. Stayer-Suprick is the third-generation CEO of family-owned Johnsonville Holdings, which includes a portfolio of businesses in the food, bioscience, and fabrication industries and a venture capital fund. He has led the Johnsonville Sausage Group as President, focusing on international growth, merger and acquisition activities, and strategic corporate development. Prior to his current role, Stayer-Suprick was President of West Shore Industries from 1999 to 2009. He graduated from Southern Methodist University with a degree in economics and financial applications and earned his master’s degree from the Kellogg School of Management at Northwestern University. Stayer-Suprick brings extensive leadership experience in growth and mergers and acquisitions. His passion for strategic planning, talent development, and corporate execution make him a valuable addition to the Board.

“We are pleased to welcome Michael to the Board," said Molepske. "His experience leading and growing diverse businesses, strategic vision, and dedication to corporate development will be invaluable in our mission to innovate and build strong community relationships. We look forward to benefiting from his insights as we continue to deliver exceptional value to our customers, employees, and shareholders.”

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Bank First Corporation (NASDAQ: BFC) provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 371 full-time equivalent staff and has assets of approximately $4.1 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.